Exhibit 99.2

Lifetime Brands Acquires La Cafetière

Acquisition Extends Lifetime’s Reach into the Coffee and Tea Accessories Business

Garden City, N.Y., March 12, 2014 — Lifetime Brands, Inc. (NASDAQ GS: LCUT), a global provider of branded kitchenware, tableware and other products used in the home, today announced that it has acquired the business and certain assets of La Cafetière from The Greenfield Group Limited including exclusive distribution rights.

La Cafetière designs and distributes products to brew and serve coffee and tea. Its products are marketed worldwide under the La Cafetière® and Randwyck® brands. The company’s websites are www.lacafetiere.com and www.randwyck.com.

Jeffrey Siegel, Lifetime’s Chairman and Chief Executive Officer, commented,

“The addition of the La Cafetière® and Randwyck® brands to Lifetime’s global platform further strengthens our presence in the United Kingdom and Continental Europe and, together with the recent acquisition of Kitchen Craft, confirms Lifetime’s position as a global leader in the kitchenware and tableware categories.”

Lifetime was advised by Livingstone Partners LLP, Gateley LLP, Shakespeares Legal LLP Kennedy Van der Laan, Ernst & Young LLP and Varney Barfield.

Lifetime Brands, Inc.

Lifetime Brands is a leading global provider of kitchenware, tableware and other products used in the home. The Company markets its products under such well-known kitchenware brands as Farberware®, KitchenAid®, Colourworks®, Fred® & Friends, Kitchen Craft®, Kizmos™, Master Class®, Misto®, Pedrini®, Sabatier®, Savora™ and Vasconia®; respected tableware brands such as Mikasa®, Pfaltzgraff®, Creative Tops®, Gorham®, International® Silver, Kirk Stieff®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace®, V&A® and Royal Botanic Gardens Kew®; and home solutions brands, including Kamenstein®, Bombay® and BUILT®. The Company also provides exclusive private label products to leading retailers worldwide.

Lifetime’s corporate website is www.lifetimebrands.com.

Forward-Looking Statements

In this press release, the use of the words “believe,” “could,” “expect,” “may,” “positioned,” “project,” “projected,” “should,” “will,” “would” or similar expressions is intended to identify forward-looking statements that represent the Company’s current judgment about possible future events. The Company believes these judgments are reasonable, but these statements are not guarantees of any events or financial results, and actual results may differ materially due to a variety of important factors.

Contacts:

Lifetime Brands, Inc.	LHA
Laurence Winoker, Chief Financial Officer	Harriet Fried, SVP
516-203-3590	212-838-3777
investor.relations@lifetimebrands.com	hfried@lhai.com